Exhibit 3.1

Delaware
The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “GAIN CAPITAL HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JANUARY, A.D. 2008, AT 1:26 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4131546 8100	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6304808
080035646	DATE: 01-11-08
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:34 PM 01/11/2008 FILED 01:26 PM 01/11/2008 SRV 080035646 — 4131546 FILE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GAIN CAPITAL HOLDINGS, INC.
     GAIN Capital Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
     FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 24, 2006, which original Certificate of Incorporation was amended and restated pursuant to the Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on March 28, 2006.
     SECOND: The Second Amended and Restated Certificate of Incorporation of GAIN Capital Holdings, Inc., in the form attached hereto as Exhibit A, restates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.
     THIRD: The Second Amended and Restated Certificate of Incorporation so adopted reads in its entirety as set forth in Exhibit A attached hereto and is incorporated herein by reference.
          IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed by its Chief Executive Officer this 1lth day of January, 2008.

GAIN CAPITAL HOLDINGS, INC.
By:	/s/ Glenn Stevens
	Name:	Glenn Stevens
	Title:	Chief Executive Officer

EXHIBIT A
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GAIN CAPITAL HOLDINGS, INC.
ARTICLE FIRST
     The name of the Corporation is GAIN Capital Holdings, Inc.
ARTICLE SECOND
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company,
ARTICLE THIRD
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOURTH
     (A) Classes of Stock. The aggregate number of shares which the Corporation shall have the authority to issue is 48,035,700 shares, divided into 27,000,000 shares of Common Stock, par value $0.00001 per share (the “Common Stock”), and 21,035,700 shares of Preferred Stock (as defined below), 4,545,455 of which are designated Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), 7,000,000 shares of which are designated Series B Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”), 2,496,879 of which are designated Series C Preferred Stock, par value $0.00001 per share (the “Series C Preferred Stock”), 3,254,678 of which are designated Series D Preferred Stock, par value S0.00001 per share (the “Series D Preferred Stock”), and 3,738,688 of which are designated Series E Preferred Stock, par value $0.00001 per share. As used in this ARTICLE FOURTH, the term “Preferred Stock” used without reference to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock means the shares of Preferred Stock, without distinction as to series. The issuance price of the Series A Preferred Stock shall be $1.10 per share (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Series A Preferred Stock, the “Series A Original Purchase Price”), the issuance price of the Series B Preferred Stock shall be $1.11 per share (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Series B Preferred Stock, the “Series B Original Purchase Price”), the issuance price of the Series C Preferred

Stock shall be $4,005 per share (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Series C Preferred Stock, the “Series C Original Purchase Price”), the issuance price of the Series D Preferred Stock shall be $12.29 per share (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Series D Preferred Stock, the “Series D Original Purchase Price”), and the issuance price of the Series E Preferred Stock shall be $44.80 per share (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Series E Preferred Stock, the “Series E Original Purchase Price”). As to any remaining shares of Preferred Stock, and subject to Section 6 of this ARTICLE FOURTH Section (B), the Board of Directors of the Corporation (the “Board”) is hereby authorized to fix the number of shares and to determine and alter for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board, except as otherwise provided in this Second Amended and Restated Certificate of Incorporation (the “Certificate”), is also authorized to decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
     (B) Rights, Preferences and Restrictions of Preferred Stock.
     The Preferred Stock authorized by this Certificate may be issued from time to time in one or more series. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Section.
          1. Rank.
     The Series D Preferred Stock shall rank senior to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock and the Common Stock as to dividends and upon redemption, liquidation, dissolution or winding up. The Series C Preferred Stock and Series B Preferred Stock shall rank pari passu with each other and senior to the Series A Preferred Stock, the Series E Preferred Stock and the Common Stock as to dividends and upon redemption, liquidation, dissolution or winding up. The Series A Preferred Stock shall rank senior to the Series E Preferred Stock and the Common Stock as to dividends and upon redemption, liquidation, dissolution or winding up. The Series E Preferred Stock shall rank senior to the Common Stock as to dividends and upon redemption, liquidation, dissolution or winding up.
          2. Dividends.
          2.1 Except (i) to the extent (A) the Board determines in good faith that the fair market value of the fully diluted equity value of the Corporation as a going concern exceeds $400,000,000 (it being understood that the declaration and payment of a dividend pursuant to this clause (i) shall in no way impair or reduce the Series E Liquidation Preference, the Series D

Liquidation Preference, the Series C Liquidation Preference, the Series B Liquidation Preference or the Series A Liquidation Preference), (B) approval is provided in writing by holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class, and (C) such dividend is declared and paid to the holder of the Common Stock and Preferred Stock (on an as-converted basis), (ii) for any dividends declared, accrued or paid on the Preferred Stock in accordance with the terms hereof, (iii) for redemptions by the Corporation of the Preferred Stock in accordance with Section 9 of this ARTICLE FOURTH, Section (B), (iv) so long as approval is provided in writing by the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class, the exercise of the purchase rights of the Corporation as set forth in that certain Amended and Restated Stockholders Agreement dated on or about January 11, 2008 (the “Stockholders Agreement”), by and among the Corporation and certain stockholders named therein, and (v) for repurchases by the Corporation of shares of its capital stock (including rights, warrants and options to purchase such shares) pursuant to either the Employee Repurchase Documents or the Stockholder Repurchase Documents, each as contemplated by the Series E Preferred Stock Purchase Agreement dated on or about January 11, 2008 (the “Series E Preferred Stock Purchase Agreement”), by and among the Corporation and the purchasers of Series E Preferred Stock named therein, so long as any Preferred Stock remains outstanding, the Corporation shall not declare or pay any dividends, or purchase, redeem, retire, or otherwise acquire for value any shares of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing. “Subsidiary” or “Subsidiaries” means any corporation, partnership, joint venture or other entity of which the Corporation directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares or similar interests or otherwise has control and/or any corporation, partnership or joint venture of which any Subsidiary (as herein defined) directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares or similar interests or otherwise has control.
          With respect to clause (i) above, the Board shall give written notice to each holder of Preferred Stock of its determination of the fair market value of the Corporation prior to declaring a dividend. No later than 10 business days after the receipt of such notice, the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class, may require the Board to obtain an independent appraisal, from an appraiser mutually acceptable to the Board and such holders, as to the fair market value of the Corporation as a going concern, which appraisal will be binding on the Board and the Corporation’s stockholders. The Board shall not declare and pay a dividend pursuant to clause (i) above unless such appraised market value is sufficient to permit such declaration and payment pursuant to clause (i).
          Except as permitted by this Section 2.1, no dividend, whether in cash or property, shall be declared, nor any other distribution be made, on any class or series of capital stock of the Corporation unless all declared or accrued but unpaid dividends with respect to all other classes or series of capital stock ranking senior or pari passu to such class or series of capital stock have been paid.
          Notwithstanding the foregoing, Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Corporation (directly or indirectly through any other Subsidiary), and nothing contained in the foregoing shall prevent the Corporation from: (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock paid to the holders of shares of such class of capital stock; (ii) complying with any specific provision of the terms of any subsequently designated series of Preferred Stock in accordance with its terms; (iii) redeeming or repurchasing any stock of a deceased stockholder solely out of proceeds of insurance held by the Corporation on that stockholder’s life; or (iv) redeeming or repurchasing at cost or fair market value any stock of any director, officer, employee, consultant or other person or entity, pursuant to a stock repurchase agreement or stock restriction agreement that is in existence on the date hereof or is hereafter approved by the Board under which the Corporation has the right or obligation to repurchase such shares in the event of death, termination of employment or of the consulting arrangement, or other similar discontinuation of a business relationship.
          2.2 Dividends on each share of the Series D Preferred Stock shall accrue and be cumulative, regardless of whether declared by the Board of Directors of the Corporation, on and after each share’s respective date of issuance at an annual rate of 12% of the Series D Original Purchase Price per share compounded annually from the date of original issuance, and shall be payable only upon the occurrence of a Liquidation Event (as defined in Section 3.1.1) and, if redeemed pursuant to Section 9(a)(x) below, upon redemption. Dividends shall be paid in cash by the Corporation to the holders of the Series D Preferred Stock in accordance with the exercise of their Liquidation Event rights and redemption rights.
          2.3 Dividends on each share of the Series C Preferred Stock shall accrue and be cumulative, regardless of whether declared by the Board of Directors of the Corporation, on and after each share’s respective date of issuance at an annual rate of 15% of the Series C Original Purchase Price per share compounded annually from August 1, 2003, and shall be payable only upon the occurrence of a Liquidation Event (as defined in Section 3.1.1) and, if redeemed pursuant to Section 9(a)(x) below, upon redemption. Dividends shall be paid in cash by the Corporation to the holders of the Series C Preferred Stock in accordance with the exercise of their Liquidation Event rights and redemption rights.
          2.4 Dividends on each share of the Series B Preferred Stock shall accrue and be cumulative, regardless of whether declared by the Board of Directors of the Corporation, on and after each share’s respective date of issuance at an annual rate of 12% of the Series B Original Purchase Price per share compounded annually from July 25, 2001 or, if later, the date of original issuance, and shall be payable only upon the occurrence of a Liquidation Event (as defined in Section 3.1.1) and, if redeemed pursuant to Section 9(a)(x) below, upon redemption. Dividends shall be paid in cash by the Corporation to the holders of the Series B Preferred Stock in accordance with the exercise of their Liquidation Event rights and redemption rights.
          2.5 Dividends on each share of the Series A Preferred Stock shall accrue and be cumulative, regardless of whether declared by the Board of Directors of the Corporation, on and after each share’s respective date of issuance at an annual rate of 8% of the Series A Original Purchase Price per share compounded annually from December 2, 1999 or, if later, the date of original issuance, and shall be payable only upon the occurrence of a Liquidation Event (as defined in Section 3.1.1) and, if redeemed pursuant to Section 9(a)(x) below, upon redemption. Dividends shall be paid in cash by the Corporation to the holders of the Series A Preferred Stock in accordance with the exercise of their Liquidation Event rights and redemption rights.

          2.6 Dividends on each share of the Series E Preferred Stock shall accrue and be cumulative, regardless of whether declared by the Board of Directors of the Corporation, on and after each share’s respective date of issuance at an annual rate of 8% of the Series E Original Purchase Price per share compounded annually from the date of original issuance, and shall be payable only upon the occurrence of a Liquidation Event (as defined in Section 3.1.1), if applicable, and, if redeemed pursuant to Section 9(a)(x) below, upon redemption. Dividends shall be paid in cash by the Corporation to the holders of the Series E Preferred Stock in accordance with the exercise of their Liquidation Event rights and redemption rights
          3. Liquidation, Dissolution or Winding Up.
               3.1 Treatment at Liquidation, Dissolution or Winding Up.
                    3.1.1 In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency (a “Liquidation Event”), before any distribution or payment is made to any holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series D Preferred Stock in liquidation preference, and subject to and junior to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Series D Preferred Stock, the holders of each share of Series D Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus or earnings (the “Available Assets”), an amount equal to the greater of (i) the sum of (A) one and one-half (1.5) times the Series D Original Purchase Price, plus (B) all accrued and unpaid dividends of the Series D Preferred Stock (the “Series D Liquidation Preference”), and (ii) the amount that would be payable in such Liquidation Event to the holder of that number of shares of Common Stock into which each such share of Series D Preferred Stock would then be convertible if such share of Series D Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event (the “Series D As-Converted Liquidation Preference”).
     If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to pay the holders of the Series D Preferred Stock the greater of the Series D Liquidation Preference and the Series D As-Converted Liquidation Preference, the holders of Series D Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series D Preferred Stock and such other series of Preferred Stock, if any, ranking on a parity with the Series D Preferred Stock in liquidation, as if all liquidation preference dollar amounts with respect to such shares were paid in full.
                    3.1.2 In the event of a Liquidation Event, after the distributions in Section 3.1.1 have been made and before any distribution or payment is made to any holders of Series A Preferred Stock, Series E Preferred Stock or Common Stock, or any other class or series of capital stock of the Corporation designated to be junior to the Series B Preferred Stock and Series C Preferred Stock in liquidation preference, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Series B Preferred Stock and the Series C Preferred Stock, the holders of each share of Series B Preferred Stock and Series C Preferred Stock shall be entitled to be paid on a pari passu basis out of the Available Assets, an amount equal to the greater of (i) the sum of (A) two times (the “Series C Multiple”) the Series C Original Purchase Price or one times the Series B Original Purchase Price, as the case may be, plus (B) all accrued and unpaid dividends of the Series B Preferred Stock or Series C Preferred Stock, as applicable (the “Series B Liquidation Preference” or the “Series C Liquidation Preference”, as applicable), and (ii) the amount that would be payable in such liquidation, dissolution or winding up to the holder of that number of shares of Common Stock into which each such share of Series B Preferred Stock or Series C Preferred Stock, as applicable, would then be convertible if such share of Series B Preferred Stock or Series C Preferred Stock, as applicable, were converted into Common Stock immediately prior to such liquidation, dissolution or winding up (the “Series B/C As-Converted Liquidation Preference”).
          If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to pay the greater of the Series B Liquidation Preference or the Series C Liquidation Preference, as applicable, and the Series B/C As-Converted Liquidation Preference, the holders of Series B Preferred Stock and the holders of Series C Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series B Preferred Stock, the Series C Preferred Stock and such other series of Preferred Stock, if any, ranking on a parity with the Series B Preferred Stock and the Series C Preferred Stock as to liquidation as if all liquidation preference dollar amounts with respect to such shares were paid in full.
                    3.1.3 In the event of a Liquidation Event, after the distributions in Sections 3.1.1 and 3.1.2 have been made and before any distribution or payment is made to any holders of Series E Preferred Stock or Common Stock, or any other class or series of capital stock of the Corporation designated to be junior to the Series A Preferred Stock in liquidation preference, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Series A Preferred Stock, the holders of each share of Series A Preferred Stock shall be entitled to be paid out of the Available Assets, an amount equal to the greater of (i) the sum of (A) the Series A Original Purchase Price, plus (B) all accrued and unpaid dividends of the Series A Preferred Stock (the “Series A Liquidation Preference”), and (ii) the amount that would be payable in such liquidation, dissolution or winding up to the holder of that number of shares of Common Stock into which each such share of Series A Preferred Stock would then be convertible as if such share of Series A Preferred Stock were converted into Common Stock immediately prior to such liquidation, dissolution or winding up (the “Series A As-Converted Liquidation Preference”).
          If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to pay the greater of the Series A Liquidation Preference and the Series A As-Converted Liquidation Preference, the holders of Series A Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series A Preferred Stock and such other series of Preferred Stock, if any, ranking on a parity with the Series A Preferred Stock and as to liquidation as if all liquidation preference dollar amounts with respect to such shares were paid in full.
                    3.1.4 In the event of any Liquidation Event, after the distributions in Sections 3.1.1, 3.1.2 and 3.1.3 have been made and before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series E Preferred Stock in liquidation preference, and subject to and junior to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Series E Preferred Stock, the holders of each share of Series E Preferred Stock shall be entitled to be paid out of Available Assets an amount equal to the greater of (i) (A) if the Liquidation Event occurs on or prior to June 16, 2008, an amount equal to one and one-quarter (1.25) times the Series E Original Purchase Price, or (B) if the Liquidation Event occurs after June 16, 2008, an amount equal to the sum of (1) the Series E Original Purchase Price, plus (2) all accrued and unpaid dividends of the Series E Preferred Stock (the amount referred to in the preceding clauses (A) or (B), as applicable, the “Series E Liquidation Preference”), and (ii) the amount that would be payable in such Liquidation Event to the holder of that number of shares of Common Stock into which each such share of Series E Preferred Stock would then be convertible if such share of Series E Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event (the “Series E As-Converted Liquidation Preference”).
          If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to pay the greater of the Series E Liquidation Preference and the Series E As-Converted Liquidation Preference, the holders of Series E Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series E Preferred Stock and such other series of Preferred Stock, if any, ranking on a parity with the Series E Preferred Stock and as to liquidation as if all liquidation preference dollar amounts with respect to such shares were paid in full.
                    3.1.5 In the event of a Liquidation Event, after the distributions in Sections 3.1.1, 3.1.2, 3.1.3 and 3.1.4, the remaining Available Assets shall be distributed among the holders of shares of Common Stock and Series A Preferred Stock pro rata based on the number of shares of Common Stock held by each assuming that each share of Series A Preferred Stock has been converted into Common Stock; provided, however, that in the event that all outstanding shares of Series C Preferred Stock have been converted into shares of Common Stock in connection with a Liquidation Event, then the remaining Available Assets shall only be distributed ratably among the holders of shares of Common Stock.
               3.2 Treatment of Reorganization, Consolidation, Merger or Sale of Assets.
     Any merger, consolidation or other corporate reorganization or combination involving the Corporation, and any sale of all or substantially all of the assets of the Corporation or the Corporation and its Subsidiaries, taken as a whole, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 3 (and in furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of Section 3.1 above, including without limitation, in the case of a merger or consolidation, causing the definitive agreement relating to such merger or consolidation to provide for payments to the Preferred Stock that give effect to the preferences and priorities set forth in Section 3.1 above), unless, in the case of any such transaction to which the provisions of Section 5.6 of this ARTICLE FOURTH Section (B) also apply, the holders of at least a majority of the outstanding shares of any particular series of Preferred Stock then outstanding, with such series voting together as a single class, shall have elected the benefits of the provisions of Section 5.6 of this ARTICLE FOURTH Section (B) hereof for all shares of stock in such series which have so affirmatively voted in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 3.
     The provisions of this Section 3.2 shall not apply to (i) any reorganization, merger or consolidation involving only a change in the state of incorporation of the Corporation, (ii) a merger of the Corporation with or into a wholly-owned Subsidiary of the Corporation that is incorporated in the United States of America, or (iii) a merger, reorganization, consolidation or other combination of the Corporation; provided that the holders of the outstanding shares of Preferred Stock (on an as-converted basis) and Common Stock prior to such transaction shall own at least a majority of the outstanding shares of voting power of the surviving entity (or its parent) (on an as-converted basis) following the consummation of such transaction.
               3.3 Distributions Other Than Cash. Whenever the distribution provided for in this Section 3 shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows:
               (1) if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution; and
               (2) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.
     In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.
     For the purposes of this subsection 3.3, “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.
     All distributions of property other than cash made hereunder shall be made, to the maximum extent possible, and subject to the priorities set forth herein, pro rata with respect to each series and class of Preferred Stock and Common Stock in accordance with the liquidation preferences and amounts payable with respect to each such series and class.
          4. Voting Power.
               4.1 General. Except (a) as otherwise expressly provided in this Section 4 or Section 3.2, 5 or 6 of this ARTICLE FOURTH Section (B) or (b) as otherwise required by law, (i) each holder of Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation (except with respect to the election of directors, which is addressed below) and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Preferred Stock could be converted, pursuant to the provisions of Section 5 of this ARTICLE FOURTH Section (B), at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (ii) except as otherwise set forth herein the holders of shares of Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation, including any vote to increase or decrease the authorized Common Stock of the Corporation notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.
               4.2 Director Election Rights. Except as otherwise expressly provided in any Statement of Designations, Preferences and Rights hereafter filed with respect to any other series of Preferred Stock or unless otherwise agreed to in accordance with the Stockholders Agreement, the composition of the Board shall be as set forth in the Stockholders Agreement.
          5. Conversion Rights. The holders of the Preferred Stock shall have the rights and be subject to the obligations with respect to the conversion of such shares into shares of Common Stock as are set forth in this Section 5. The initial conversion price at which shares of Common Stock shall be deliverable upon conversion of any of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock without payment of additional consideration by the holder thereof (the “Conversion Price”), shall be $1.10 in the case of the Series A Preferred Stock, $1.11 in the case of the Series B Preferred Stock, $3.119 in the case of the Series C Preferred Stock, $12.29 in the case of the Series D Preferred Stock and $44.80 in the case of the Series E Preferred Stock. Such Conversion Price, and the rate at which shares of the Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment from time to time in accordance with this Section 5. The number of shares of Common Stock which a holder of Preferred Stock shall be entitled to receive upon conversion shall be, (a) with respect to Series A Preferred Stock, the product obtained by multiplying (i) the number of shares of Series A Preferred Stock being converted at any time, by (ii) the rate (the “Series A Conversion Rate”) equal to the quotient obtained by dividing the Series A Original Purchase Price by the applicable Conversion Price, (b) with respect to Series B Preferred Stock, the product obtained by multiplying (i) the number of shares of Series B Preferred Stock being converted at any time, by (ii) the rate (the “Series B Conversion Rate”) equal to the quotient obtained by dividing the Series B Original Purchase Price by the applicable Conversion Price, (c) with respect to Series C Preferred Stock, the product obtained by multiplying (i) the number of shares of Series C Preferred Stock being converted at any time, by (ii) the rate (the “Series C Conversion Rate”) equal to the quotient obtained by dividing the Series C Original Purchase Price by the applicable Conversion Price, (d) with respect to Series D Preferred Stock, the product obtained by multiplying (i) the number of shares of Series D Preferred Stock being converted at any time, by (ii) the rate (the “Series D Conversion Rate”) equal to the quotient obtained by dividing the Series D Original Purchase Price by the applicable Conversion Price, and (e) with respect to Series E Preferred Stock, the product obtained by multiplying (i) the number of shares of Series E Preferred Stock being converted at any time, by (ii) the rate (the “Series E Conversion Rate”) equal to the quotient obtained by dividing the Series E Original Purchase Price by the applicable Conversion Price.
               5.1 Voluntary Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of the Preferred Stock may, at the option of the holder thereof, be converted at any time and from time to time into fully-paid and non-assessable shares of Common Stock.
               5.2 Automatic Conversion.
                    5.2.1 Events Causing Conversion. Immediately (A) prior to the closing of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended (other than on Form S-4 or S-8 or any successor forms thereto) (an “IPO”), covering the offer and sale of Common Stock for the account of the Corporation and/or its stockholders in which the aggregate gross proceeds to the Corporation and/or its stockholders exceed $50,000,000 (calculated after deducting underwriters’ commissions and other offering expenses); provided that the gross proceeds for the account of the Corporation exceed $25,000,000 (calculated after deducting underwriters commissions and other offering expenses), and in which the public offering price per share of Common Stock (calculated before deducting underwriters’ discounts and commissions) equals or exceeds the sum of (x) $18.44 (appropriately adjusted for stock splits, revise stock splits, and similar type transactions or occurrences, with respect to the Common Stock), and (y) the accrued but unpaid dividends on one share of Series D Preferred Stock (the “Qualified IPO Price”), and in which the Corporation’s Common Stock is listed for trading on the New York Stock Exchange, the NASDAQ National Market or the London Stock Exchange (a “Qualified IPO”), but subject to the closing of such Qualified IPO, or (B) upon the approval, set forth in a written notice to the Corporation, of the holders of at least a majority of the outstanding shares of (i) Preferred Stock (other than the Series E Preferred Stock), voting together as a single class, and (ii) Series D Preferred Stock, voting as a separate class, all outstanding shares of Preferred Stock (other than the Series E Preferred Stock) shall be converted automatically into the number of fully paid, non-assessable shares of Common Stock into which such shares of Preferred Stock (other than the Series E Preferred Stock) are convertible pursuant to this Section as of the closing and consummation of such Qualified IPO, or as of the date of such approval (or such later date specified in such approval), without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.
                    5.2.2 Events Causing Series E Conversion. Immediately prior to an IPO which is a Qualified IPO except that the public offering price per share of Common Stock (calculated before deducting underwriters’ discounts and commissions, the “Per Share Price”) equals or exceeds $67.20 (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Common Stock, the “Minimum Per Share Price”) rather than the Qualified IPO Price as set forth in Section 5.2.1 (such a Qualified IPO, a “Series E Qualified IPO”), but subject to the closing of such Series E Qualified IPO, all outstanding shares of Series E Preferred Stock shall be converted automatically into the number of fully paid, non-assessable shares of Common Stock into which such shares of Series E Preferred Stock are convertible pursuant to this Section as of the closing and consummation of such Series E Qualified IPO, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Notwithstanding the foregoing, in the event of an IPO that would be a Series E Qualified IPO but for the fact that the Per Share Price is less than the Minimum Per Share Price, if the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class, provide a written consent to nevertheless treat such IPO as a Series E Qualified IPO, then all outstanding shares of Series E Preferred Stock shall be converted automatically into the number of fully paid, non-assessable shares of Common Stock into which such shares of Series E Preferred Stock are convertible pursuant to this Section 5 immediately prior to the closing and consummation of such IPO (but subject to the closing and consummation of such IPO), without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that in the case of any such automatic conversion of the Series E Preferred Stock in connection with an IPO where the Per Share Price (as determined pursuant to Section 5.3.4 of this Article Fourth, Section B) is less than $53.76 (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Common Stock), then prior to such automatic conversion the Conversion Price of the Series E Preferred Stock shall be adjusted as provided in Section 5.3.4 of this ARTICLE FOURTH SECTION B. In addition, immediately upon the approval, set forth in a written notice to the Corporation, of the holders of at least a majority of the outstanding shares Series E Preferred Stock, all outstanding shares of Series E Preferred Stock shall be converted automatically into the number of fully paid, non-assessable shares of Common Stock into which such shares of Series E Preferred Stock are convertible pursuant to this Section as of the date of such approval (or such later date specified in such approval), without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.
                    5.2.3 Surrender of Certificates Upon Conversion. Upon the occurrence of the conversion event specified in the preceding Sections 5.1 or 5.2, as applicable, the holders of the Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock so surrendered were convertible on the date on which the conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing such shares of Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.
               5.3 Anti-Dilution Adjustments
                    5.3.1 Upon Dilutive Issuances. If the Corporation shall, while there are any shares of Preferred Stock outstanding, issue or sell shares of its Common Stock or Common Stock Equivalents (as defined in Section 5.3.2.1 below) without consideration or at a price per share or Net Consideration Per Share (as defined in Section 5.3.3 below) less than the applicable Conversion Price in effect immediately prior to such issuance or sale, then in each such case the applicable Conversion Price of the Preferred Stock, except as hereinafter provided, shall be adjusted to equal the result of the following formula:

Conversion Price	=	(P1 x Q1) + (P2 x Q2)
(Q1 + Q2)
          where:
          P1 = the applicable Conversion Price in effect immediately prior to such issuance or deemed issuance of additional shares of Common Stock or Common Stock Equivalents;
          Ql = the aggregate number of shares of Common Stock outstanding (including shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, and the conversion, exchange and/or exercise of all outstanding warrants, options and other convertible securities, each to the extent then convertible, exchangeable and/or exercisable) immediately prior to such issuance or deemed issuance of additional shares of Common Stock or Common Stock Equivalents;
          P2 = the Net Consideration Per Share received by the Corporation for the shares of Common Stock or Common Stock Equivalents issued and/or deemed issued in respect of such issuance or deemed issuance of additional shares of Common Stock or Common Stock Equivalents; and
          Q2 = the number of shares of Common Stock or Common Stock Equivalents issued and/or deemed issued in respect to such issuance or deemed issuance of additional shares of Common Stock or Common Stock Equivalents.
          The provisions of this Section 5.3.1 may be waived (i) as to all shares of Series A Preferred Stock in any instance (without the necessity of convening any meeting of stockholders of the Corporation) upon the written agreement of the holders of a majority of the outstanding shares of Series A Preferred Stock, (ii) as to all shares of Series B Preferred Stock in any instance (without the necessity of convening any meeting of stockholders of the Corporation)

upon the written agreement of the holders of a majority of the outstanding shares of Series B Preferred Stock, (iii) as to all shares of Series C Preferred Stock in any instance (without the necessity of convening any meeting of stockholders of the Corporation) upon the written agreement of the holders of a majority of the outstanding shares of Series C Preferred Stock, (iv) as to all shares of Series D Preferred Stock in any instance (without the necessity of convening any meeting of stockholders of the Corporation) upon the written agreement of the holders of a majority of the outstanding shares of Series D Preferred Stock, and (v) as to all shares of Series E Preferred Stock in any instance (without the necessity of convening any meeting of stockholders of the Corporation) upon the written agreement of the holders of a majority of the outstanding shares of Series E Preferred Stock.
                    5.3.2 Common Stock Equivalents.
                         5.3.2.1 General. For the purposes of this ARTICLE FOURTH, the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock and the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, “Common Stock Equivalents”), shall be deemed an issuance of Common Stock. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the applicable Conversion Price shall be made under this Section 5.3 upon the actual issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents.
                          5.3.2.2 Adjustments for Adjustment, Cancellation or Expiration of Common Stock Equivalents. Should the Net Consideration Per Share of any Common Stock Equivalents be decreased from time to time other than as a result of the application of anti-dilution provisions substantially similar to the provisions of this Section 5.3, then, upon the effectiveness of each such change, the applicable Conversion Price will be that which would have been obtained (1) had the adjustments made pursuant to Section 5.3.2.1 of this ARTICLE FOURTH Section (B) upon the issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such securities, and (2) had the adjustments made to the applicable Conversion Price since the date of issuance of such Common Stock Equivalents been made to such applicable Conversion Price as adjusted pursuant to clause (1) above. Any adjustment of the applicable Conversion Price which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is canceled without being exercised, or is repurchased by the Corporation at a price per share at or less than its original purchase price, so that the applicable Conversion Price effective immediately upon such cancellation or expiration shall be equal to the applicable Conversion Price that would have been in effect (1) had the expired or canceled Common Stock Equivalent not been issued, and (2) had the adjustments made to the applicable Conversion Price since the date of issuance of such Common Stock Equivalents instead been made to the applicable Conversion Price as if the expired or canceled Common Stock Equivalent had not been issued.
                    5.3.3 Series D IPO Adjustment. If the Corporation shall, while there are any shares of Series D Preferred Stock outstanding, propose to issue or sell shares of the Corporation’s capital stock in an IPO and files a Preliminary Prospectus (as hereinafter defined), which Preliminary Prospectus has an Offer Price (as hereinafter defined) which is less than the sum of (A) $18.44 (appropriately adjusted for stock splits, reverse stock splits, and similar type transactions and occurrences with respect to the Common Stock) plus (B) all accrued and unpaid dividends on one share of Series D Preferred Stock (the “Series D Liquidation Price”), then the Conversion Price of the Series D Preferred Stock shall be adjusted such that the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock pursuant to this Section 5 multiplied by the Offer Price shall be equal to then current Series D Liquidation Price. Any adjustment to the Conversion Price of the Series D Preferred Stock resulting from this Section 5.3.3 shall be effective immediately prior to the filing of the Preliminary Prospectus, but subject to the consummation of the related IPO (and if such IPO is never consummated, the aforementioned adjustment shall be deemed null and void). The determination of an adjustment to the Conversion Price pursuant to this Section 5.3.3 shall occur only one time upon the filing of the initial Preliminary Prospectus; provided, that (x) in the event that (i) such Preliminary Prospectus contained an Offer Price which was equal to or greater than the Series D Liquidation Price (such that no adjustment to the Conversion Price occurred pursuant to this Section 5.3.3), (ii) the Corporation and the managing underwriters thereafter agree to revise the estimated price range (whether pursuant to an amendment of the Preliminary Prospectus or via a “free writing prospectus”) and (iii) the Revised Offer Price (as hereinafter defined) contained therein is less than the Series D Liquidation Price, then the Revised Offer Price shall be the applicable Offer Price for purposes of calculating the Conversion Price adjustment under this Section 5.3.3 and (y) if the final offering price in the final prospectus exceeds the Series D Liquidation Price, no adjustment to the Conversion Price shall be made whatsoever pursuant to this Section 5.3.3. Notwithstanding the foregoing, to the extent that the Corporation has not previously consummated an IPO, but files a new Preliminary Prospectus with a new price range, or agrees to revise the existing Preliminary Prospectus to revise the price range, in each case after ninety (90) days following the filing of the immediately previous Preliminary Prospectus (such new or revised Preliminary Prospectus, a “New Preliminary Prospectus”) then all prior adjustments pursuant to this Section 5.3.3 shall be null and void and the Offer Price contained in such New Preliminary Prospectus shall be the Offer Price used for calculation of any adjustments to the Conversion Price pursuant to this Section 5.3.3. Promptly following the filing of the Preliminary Prospectus (or following any such revision to the price range for the offering, if applicable), the Corporation shall notify the holders of Series D Preferred Stock in writing of the adjustment to the Conversion Price of the Series D Preferred Stock, if any, as a result of this application of this Section 5.3.3, which notice shall include the Offer Price and the price range that were used as a basis for calculating the adjustment hereunder. For the avoidance of doubt, to the extent that the original Offer Price in the original Preliminary Prospectus was less than the Series D Liquidation Price such that an adjustment to the Conversion Price was previously made pursuant to this Section 5.3.3, then no further adjustment shall be made to the Conversion Price pursuant to clause (x) of this Section 5.3.3 on account of the Revised Offer Price.
                    5.3.4 Series E IPO Adjustment. If the Corporation shall, while there are any shares of Series E Preferred Stock outstanding, propose to issue or sell shares of the Corporation’s capital stock in an IPO and files the preliminary “red herring” prospectus which initially will be used to market the transaction (the “Preliminary Prospectus”), which Preliminary Prospectus has an estimated price range, the mid-point of which (the “Offer Price”)

is less than one and two-tenths (1.2) times $44.80 (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences with respect to the Common Stock) (such product, as adjusted, the “Target Price”), then the Conversion Price of the Series E Preferred Stock shall be adjusted to such number which will cause the number of shares of Common Stock issuable upon conversion of one share of Series E Preferred Stock, multiplied by the Offer Price, to be equal to the Target Price. Any adjustment to the Conversion Price of the Series E Preferred Stock resulting from this Section 5.3.4 shall be effective immediately prior to the filing of the Preliminary Prospectus, but subject to the consummation of the related IPO (and if such IPO is never consummated, the aforementioned adjustment shall be deemed null and void). The determination of an adjustment to the Conversion Price pursuant to this Section 5.3.4 shall occur only one time upon the filing of the initial Preliminary Prospectus; provided, that (x) in the event that (i) such Preliminary Prospectus contained an Offer Price which was equal to or greater than the Target Price (such that no adjustment to the Conversion Price occurred pursuant to this Section 5.3.4), (ii) the Corporation and the managing underwriters thereafter agree to revise the estimated price range (whether pursuant to an amendment of the Preliminary Prospectus or via a “free writing prospectus”) and (iii) the mid-point of such revised price range (the “Revised Offer Price”) is less than the Target Price, then the Revised Offer Price shall be the applicable Offer Price for purposes of calculating the Conversion Price adjustment under this Section 5.3.4 and (y) if the final offering price in the final prospectus exceeds the Target Price, no adjustment to the Conversion Price shall be made whatsoever pursuant to this Section 5.3.4. Notwithstanding the foregoing, to the extent that the Corporation has not previously consummated an IPO, but files a new Preliminary Prospectus with a new price range, or agrees to revise the existing Preliminary Prospectus to revise the price range, in each case after ninety (90) days following the filing of the immediately previous Preliminary Prospectus (such new or revised Preliminary Prospectus, a “New Preliminary Prospectus”) then all prior adjustments pursuant to this Section 5.3.4 shall be null and void and the Offer Price contained in such New Preliminary Prospectus shall be the Offer Price used for calculation of any adjustments to the Conversion Price pursuant to this Section 5.3.4. Promptly following the filing of the Preliminary Prospectus (or following any such revision to the price range for the offering, if applicable), the Corporation shall notify the holders of Series E Preferred Stock in writing of the adjustment to the Conversion Price of the Series E Preferred Stock, if any, as a result of this application of this Section 5.3.4, which notice shall include the Offer Price and the price range that were used as a basis for calculating the adjustment hereunder. For the avoidance of doubt, to the extent that the original Offer Price in the original Preliminary Prospectus was less than the Target Price such that an adjustment to the Conversion Price was previously made pursuant to this Section 5.3.4, then no further adjustment shall be made to the Conversion Price pursuant to clause (x) of this Section 5.3.4 on account of the Revised Offer Price.
                    5.3.5 Net Consideration Per Share. For purposes of this ARTICLE FOURTH, the “Net Consideration Per Share” which shall be receivable by the Corporation for any Common Stock issued or issuable upon the exercise or conversion of any Common Stock Equivalents shall be determined as follows:
                         5.3.5.1 The “Net Consideration Per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise, conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.
                         5.3.5.2 The Net Consideration Per Share which shall be receivable by the Corporation shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.
                    5.3.6 Stock Dividends for Holders of Capital Stock Other Than Common Stock. For purposes of Section 5.3.1 of this ARTICLE FOURTH Section (B), in the event that the Corporation shall make or issue (other than to holders of Common Stock), or shall fix a record date for the determination of holders of any capital stock of the Corporation (other than holders of Common Stock) entitled to receive a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for shares of Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued for a consideration of $0.01, except for dividends payable to the holders of Preferred Stock.
                    5.3.7 Consideration Other than Cash. For purposes of this Section 5.3, if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 5.3 consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board.
                    5.3.8 Exceptions to Anti-dilution Adjustments; Basket for Reserved Employee Shares. Section 5.3.1 shall not apply (A) under any of the circumstances which would constitute an Extraordinary Common Stock Event (as described below), (B) to any issuance or sale of shares of Common Stock and/or Common Stock Equivalents in an underwritten public offering not requiring conversion of the Preferred Stock, (C) to the issuance of the Series E Preferred Stock or shares issued upon conversion of the Preferred Stock or exercise of warrants exercisable for Preferred Stock, (D) Common Stock issued in connection with Section 5.5 and Section 5.6 hereof, (E) Common Stock issuable or issued pursuant to any consolidation, asset acquisition or merger of another company, entity or person with or into this Corporation in which the stockholders of the Corporation immediately prior to such consolidation, merger or acquisition, own more than fifty percent (50%) of the Corporation’s voting power immediately after such consolidation, asset acquisition or merger, so long as such transaction was approved by the Board of Directors and, if such issuances exceed in the aggregate 1,000,000 shares (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences), the consent of the holders of at least a majority of the Preferred Stock voting together as a single class; (F) to any issuance of Preferred Stock or Common Stock to any equipment leasing arrangement, or debt financing from a bank or similar financial institution; provided, such equipment leasing arrangement, or debt financing is approved by the Board and, if such issuances exceed in the aggregate 1,000,000 shares (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences), the consent of the holders of at least a majority of the Preferred Stock voting as a single class; or (G) to any issuance of Preferred Stock or Common Stock in connection with strategic transactions involving the Corporation and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements, (ii) technology transfer or development arrangements or (iii) strategic customer relationships; provided that such strategic transactions and the issuance of shares therein has been approved by the Board and, (x) if such issuances exceed in the aggregate 1,000,000 shares (appropriately adjusted for stock splits, reverse stock splits and similar type transactions or occurrences), the consent of the holders of at least a majority of the Preferred Stock, voting as a single class, (y) if such issuance is at a valuation below $12.29 per share, the consent of the holders of at least a majority of the Series D Preferred Stock, voting as a separate class and (z) if such issuance is at a valuation below $44.80 per share, the consent of the holders of at least a majority of the Series E Preferred Stock, voting as a separate class. Further, this Section 5.3 shall not apply with respect to the issuance or sale, at any time, on or after the date hereof, of Common Stock upon exercise of currently outstanding stock options and other securities (including Common Stock upon exercise of reissued forfeited unvested stock options) and an additional 322,025 shares of Common Stock (subject to adjustment for stock splits, stock dividends and other similar events occurring after the date hereof), or the grant of options or other securities exercisable therefor, issued or issuable to directors, officers, employees and consultants of the Corporation or any subsidiary pursuant to any qualified or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement, employee stock ownership plan (ESOP), consulting agreement, or such other options, issuances, arrangements, agreements or plans intended principally as a means of providing compensation for employment or services and approved by the Board (collectively, “Equity Compensation Plans”); provided, however, that the number set forth above may be increased from time to time by the Board after obtaining the prior written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class. The foregoing numbers shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Common Stock of the Corporation.
               5.4 Adjustment Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Conversion Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the applicable Conversion Price, which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.
          An “Extraordinary Common Stock Event” shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.
               5.5 Adjustment Upon Certain Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as defined below), retained such securities or such other assets receivable by them, giving application to all other adjustments called for during such period under this Section 5.
               5.6 Adjustment Upon Capital Reorganization or Reclassification. If the Common Stock shall be changed into the same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than an Extraordinary Common Stock Event), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into, in lieu of the number of shares of Common Stock which the holder would otherwise have been entitled to receive, the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification, merger, consolidation or other change by the holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such reorganization, recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein. The provision for such conversion right shall be a condition precedent to the consummation by the Corporation of any such transaction unless the election described below is made.
          In the case of a transaction to which both this Section 5.6 and Section 3.2 of this ARTICLE FOURTH Section (B) apply, the holders of each series of Preferred Stock as a class, upon the approval of at least a majority of the outstanding shares of such series of Preferred Stock, shall have the option of electing treatment for such series of Preferred Stock under either this Section 5.6 or Section 3.2 of this ARTICLE FOURTH Section (B), notice of which election shall be submitted in writing to the Corporation at its principal office no later than fifteen (15) business days before the effective date of such event; provided that the Corporation shall mail or cause to be mailed written notice of such event to the holders of each series of Preferred Stock at least twenty-five (25) business days prior to such event. If no such election shall be made, the provisions of Section 3.2 of this ARTICLE FOURTH Section (B), and not this Section 5.6, shall apply.
               5.7 Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Conversion Price, the Corporation at its expense will furnish each holder of the Preferred Stock so affected with a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.
               5.8 Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation (or any later date specified in the notice), together with the certificate or certificates representing the shares of Preferred Stock being converted, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5.9 of this ARTICLE FOURTH Section (B), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effective immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. Notwithstanding any of the foregoing in this Section 5.8, in the case of a Qualified IPO or Series E Qualified IPO which results in the automatic conversion of the Preferred Stock to the extent described in Section 5.2 of this ARTICLE FOURTH, such conversion shall take place, and be effective, as of immediately prior to (but subject to the consummation of) such Qualified IPO or Series E Qualified IPO, as applicable, regardless of whether the holders of Preferred Stock have surrendered their stock certificates for the Preferred Stock.
               5.9 Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Preferred Stock, the Corporation shall pay to the holder of the shares of Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Preferred Stock being converted at any one time by any holder thereof, not upon each share of Preferred Stock being converted.
               5.10 Partial Conversion. In the event some but not all of the shares of Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Preferred Stock which were not converted.
               5.11 Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscription or purchase rights for Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
          6. Restrictions and Limitations on Corporate Action.
          The Corporation will not take any action (in any case, by merger, consolidation, operation of law or otherwise), without the approval by the holders of a majority of the then outstanding shares of the Preferred Stock, voting together as a single class (unless such corporation action disproportionately and adversely affects one or more series of Preferred Stock, in which case, the approval by the holders of a majority of the then outstanding shares of each of the disproportionately affected series of Preferred Stock, voting separately as a single class, is also required), if such action would:
               (a) alter or change the rights, preferences or privileges of any series of Preferred Stock;
               (b) increase the authorized number of shares of Preferred Stock;
               (c) create any new series of shares, including, but not limited to, by way of a Certificate of Designation approved by the Board, ranking senior to or part passu with any outstanding series of Preferred Stock as to dividends or upon redemption, liquidation, dissolution or winding up;
               (d) in any other way amend the Certificate or Bylaws of the Corporation;
               (e) authorize, approve or affect any merger, consolidation, or sale of all or substantially all of the assets of the Corporation or any of its Subsidiaries;
               (f) materially change the nature of its business or the business of its Subsidiaries;
               (g) authorizes any indebtedness, guarantees or specific expenditures in excess of $1,000,000 for the Corporation or any of its Subsidiaries;
               (h) offer to initiate or terminate the employment of any employee of the Corporation or any of its Subsidiaries with an annual salary in excess of $250,000;
               (i) authorize, approve or affect any liquidation, distribution or winding-up of the Corporation or any of its Subsidiaries;

               (j) authorize, create or issue any capital stock or other securities (including convertible debt or other similar securities) of the Corporation or any of its Subsidiaries or warrants to purchase shares of the Corporation’s capital stock or the capital stock of any of its Subsidiaries other than the issuance of (i) shares of capital stock or other securities of the Company issuable upon exercise or conversion of currently outstanding securities of the Company and (ii) up to 322,025 additional shares of Common Stock (subject to adjustment for stock splits, stock dividends and other similar events occurring after the date hereof), or options or other securities exercisable therefor, pursuant Equity Compensation Plans of the Company (provided, however, that such number may be increased from time to time by the Board after obtaining the prior written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class);
               (k) issue dividends or repurchase the capital stock of the Corporation other than as set forth herein or contemplated by the Series E Stock Purchase Agreement and the repurchase of shares of Common Stock from employees who have departed the Corporation and its Subsidiaries as approved by the Board;
               (l) grant an exclusive license to any third party of the Corporation’s material technology;
               (m) enter into, or permit any of its Subsidiaries to enter into, any transaction in excess of $50,000 with any officers, directors, employees or affiliates of the Corporation or any of its Subsidiaries, except in the ordinary course of business and pursuant to the reasonable requirements of the Corporation’s business and upon commercially reasonable terms at least as fair to the Corporation as could have been obtained on an arm’s-length basis; or
               (n) convey, sell, lease, transfer or otherwise dispose of any of the assets of any of its Subsidiaries.
          In addition, the Corporation will not (A) take any corporate action without the approval by the holders of a majority of the then outstanding shares of the Series D Preferred Stock if such amendment or corporate action would authorize, issue or create, directly or indirectly, any new class of shares ranking, in any respect, senior to or on parity with, the Series D Preferred Stock, including, without limitation, with respect to liquidation preference, liquidation multiple, voting, dividends or redemption or (B) take any action (in any case, by merger, consolidation, operation of law or otherwise) without the approval of the holders of a majority of the then outstanding shares of the Series E Preferred Stock if such action would increase or decrease the aggregate number of authorized shares of Series E Preferred Stock, or amend, alter or change in a materially adverse manner the powers, preferences, or special rights of, or special obligations imposed upon, the shares of Series E Preferred Stock (provided, however, that for purposes of clarity, nothing in this clause (B) shall be interpreted to require any additional approvals of the holders of Series E Preferred Stock in connection with any Liquidation Event (as defined herein as of the date hereof) (or any transaction that is treated as a Liquidation Event (as defined herein as of the date hereof) hereunder) in which the holders of Series E Preferred Stock receive securities of a third party so long as such securities are distributed to the holders of Series E Preferred Stock in accordance with Section 3.1.4 of Article Fourth, Section B).

          Notwithstanding the foregoing, the Corporation will not take any action (in any case, by merger, consolidation, operation of law or otherwise) without the approval by the holders of the then outstanding shares of any series of Preferred Stock, voting separately as a class, if such action would increase or decrease the aggregate number of authorized shares of such series, increase or decrease the par value of the shares of such series, or alter or change the powers, preferences or special rights of the shares of such Series so as to affect them adversely as provided in Section 242(b)(2) of the General Corporation Law of the State of Delaware; provided, however, that (i) any change that reduces or eliminates the dividend rate of any series of Preferred Stock shall require the consent of holders of a majority of the then outstanding shares of such series and (ii) any change that reduces or eliminates the Series C Multiple shall require the consent of holders of a majority of the then outstanding Series C Preferred Stock.
          7. No Dilution or Impairment. Unless approved by the holders of a majority of the then outstanding shares of the Preferred Stock, voting together as a single class, if the avoidance referenced herein affects the Preferred Stock in the same manner and otherwise voting separately, the Corporation will not, by amendment of its Certificate or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the amount payable therefor on such conversion, and (b) will take such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Preferred Stock from time to time outstanding.
          8. Notices of Record Date. In the event of:
               (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or
               (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or
               (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least fifteen (15) days prior to the record date specified in such notice or the date specified in such notice on which action is being taken.
          9. Redemption.
                (a) At any time on and after March 31, 2011, upon the written request (the “Initial Redemption Request”) of at least a majority of the outstanding shares of Preferred Stock (on an as-converted to Common Stock basis) voting together as a single class (such requesting holders being referred to as “Requesting Stockholders”), that all of the shares of Preferred Stock be redeemed (a “Mandatory Redemption”), the Corporation shall redeem all of the shares of Preferred Stock then outstanding upon payment in cash in respect of each share redeemed in an amount equal to the Redemption Price in accordance with paragraph (c) below. As used herein, “Redemption Price” shall mean the greater of: (x) the Series A Original Purchase Price plus accrued but unpaid dividends on such shares in the case of the Series A Preferred Stock, the Series B Original Purchase Price plus accrued but unpaid dividends on such shares in the case of the Series B Preferred Stock, the Series C Original Purchase Price plus accrued but unpaid dividends on such shares in the case of the Series C Preferred Stock, the Series D Original Purchase Price plus accrued but unpaid dividends on such shares in the case of the Series D Preferred Stock and the Series E Original Purchase Price plus accrued but unpaid dividends on such shares in the case of the Series E Preferred Stock, as the case may be, and in each case, includes all accrued and unpaid dividends thereon; and (y) the Approved Value. As used herein, the term “Approved Value” per share shall mean an amount equal to (i) the appraised value of the Corporation on a going concern basis as of the date of the Initial Redemption Request (without giving effect to the impact of the redemption of any outstanding Preferred Stock and without any discount for lack of liquidity or minority status and assuming the conversion, exchange and/or exercise of all outstanding warrants, options and other convertible securities of the Corporation and the payment in foil of all exercise or conversion prices with respect thereto) determined by an independent appraiser mutually acceptable to the Corporation and the holders of a majority of the Preferred Stock seeking redemption, multiplied by (ii) the Fraction, and divided by (iii) the number of shares of such series of Preferred Stock outstanding on the Mandatory Redemption Date. As used herein, the term “Fraction” shall mean a fraction, the numerator of which shall be the aggregate number of shares of Common Stock into which all shares then outstanding of such series of Preferred Stock could convert pursuant to Section 5 of this ARTICLE FOURTH Section (B) on the Mandatory Redemption Date, and the denominator of which shall be the sum of (A) the numerator, (B) all shares of Common Stock then outstanding on the Mandatory Redemption Date, and (C) all shares of Common Stock issuable on the date of the Mandatory Redemption Date in connection with the conversion, exchange and/or exercise of all outstanding warrants, options and other convertible securities of the Corporation other than the Preferred Stock.
               (b) Within thirty (30) days following the Initial Redemption Request, the Corporation shall mail written notice (the “Redemption Notice”) of the Mandatory

Redemption to all holders of Preferred Stock (the “Redeeming Stockholders”), postage prepaid, at the post office address last shown on the records of the Corporation and such notice shall include such Redeeming Stockholder’s number and type of shares to be redeemed and specify the Redemption Price, the dates that such redemption is to take place (each, a “Mandatory Redemption Date”) and calling such Redeeming Stockholder to surrender to the Corporation in manner and at the place designated, such Redeeming Stockholder’s certificate or certificates representing the shares to be redeemed. Each Redeeming Stockholder shall then surrender such holder’s certificate or certificates representing shares (duly endorsed for transfer) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof in accordance with paragraph (c) below.
               (c) Following the Mandatory Redemption Date, the Corporation shall pay to each Redeeming Stockholder, in eight (8) quarterly cash payments, the applicable Redemption Price(s) for the number of shares listed in such Redeeming Stockholder’s Redemption Notice plus any Redemption Interest (as defined below) on such shares. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on an applicable Mandatory Redemption Date (or any other date on which shares are redeemed pursuant to this clause (c)) are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, such legally available funds shall be paid to the Preferred Stock as follows:
(i)	first, to redeem any shares of Series D Preferred Stock until all outstanding shares of Series D Preferred Stock have either been converted into shares of Common Stock or have been canceled upon redemption in full in accordance with this Section 9;

(ii)	second, to redeem any shares of Series B Preferred Stock or Series C Preferred Stock until all outstanding shares of Series B Preferred Stock and Series C Preferred Stock have either been converted into shares of Common Stock or have been canceled upon redemption in full in accordance with this Section 9; provided that such redemption shall be pro rata based upon the relative Series B Liquidation Preference or the Series C Liquidation Preference, as applicable;

(iii)	third, to redeem the shares of Series A Preferred Stock until all outstanding shares of Series A Preferred Stock have either been converted into shares of Common Stock or have been canceled upon redemption in full in accordance with this Section 9; and

(iv)	fourth, to redeem any shares of Series E Preferred Stock until all outstanding shares of Series E Preferred Stock have either been converted into shares of Common Stock or have been canceled upon redemption in full in accordance with this Section;
provided that the Corporation may only redeem any outstanding shares of Series B Preferred Stock and Series C Preferred Stock on a pari passu basis; provided further that within each series of Preferred Stock, the redemption shall be made ratably among the holders of such series of Preferred Stock in the case of the Series D Preferred Stock, the Series A Preferred Stock and the

Series E Preferred Stock, or in relative proportion to the applicable liquidation preferences in the case of the Series B Preferred Stock and the Series C Preferred Stock.
The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for redemption of shares of Preferred Stock, such funds shall immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Mandatory Redemption Date but which it has not redeemed, at a price per share equal to the Redemption Price (as previously determined) plus any Redemption Interest (as defined below) for such shares.
As used herein, “Redemption Interest” shall mean interest accrued on the Redemption Price of such shares at 12% per annum compounded annually in the case of the Series D Preferred Stock and the Series B Preferred Stock, 15% per annum compounded annually in the case of the Series C Preferred Stock 8% per annum compounded annually in the case of the Series A Preferred Stock and 8% per annum compounded annually in the case of the Series E Preferred Stock, from the Mandatory Redemption Date to the date of the Corporation’s payment for such shares,
     (C) Common Stock.
          1. Dividend Rights. Subject to Section 2 of this ARTICLE FOURTH and subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board. Notwithstanding the foregoing, the Corporation shall not, at any time after the date this Certificate is filed with the State of Delaware, declare and/or distribute a cash dividend upon its Common Stock payable otherwise than out of earnings (other than in connection with a liquidation, dissolution or winding-up as contemplated by Section 2 of this ARTICLE FOURTH SECTION B).
          2. Liquidation Rights. Subject to the prior or parity rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of the Common Stock.
          3. Redemption. Subject to any rights and privileges of the Preferred Stock as set forth in ARTICLE FOURTH, the Common Stock is not redeemable, except that shares of Common Stock may be repurchased or redeemed from a stockholder with the consent of such holder of Common Stock and the affirmative vote of the majority of the outstanding shares of Preferred Stock voting as a single class.
          4. Voting Rights. The holders of Common Stock shall have the right to one vote for each share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such other matters and in such manner as may be provided by law. Except as otherwise set forth herein, the holders of shares of Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the

Corporation, including any vote to increase or decrease the authorized Common Stock of the Corporation notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware. The rights of holders of Common Stock to elect directors shall be as set forth in the Stockholders Agreement.
ARTICLE FIFTH
          In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter or repeal the Bylaws of the Corporation, except as specifically otherwise provided therein.
ARTICLE SIXTH
          A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the General Corporation Law of the State of Delaware, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal,
ARTICLE SEVENTH
          Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case maybe, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation,
ARTICLE EIGHTH
          Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the

Board or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
ARTICLE NINTH
          Unless this Certificate is amended or repealed with respect to this Article NINTH or unless the bylaws of the Corporation designate otherwise, the Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.